 Exhibit 99.1

For additional information contact: Richard S. DeRose (703) 293-7901 For release: May 11, 2017

Information Analysis, Inc. Reports First Quarter Results

FAIRFAX, VIRGINIA – Information Analysis, Inc. (OTCBB:IAIC) today reported results for the first fiscal quarter ended March 31, 2017. Revenues were $1,482,000 compared to $1,468,000 reported in 2016’s first quarter. The Company reported a net loss of $32,000 or $0.00 per share, compared to a net loss of $210,000, or $0.02 per share, in the first quarter 2016.

“The Company’s losses were down dramatically in the first quarter in comparison to the first quarter of 2016,” Sandor Rosenberg, Chairman and Chief Executive Officer of IAI said. “This was due, in large part, to the start-up of a new major contract that we have been pursuing during the past year. As a result we expect to achieve higher revenue and net income in excess of $250,000 for the remainder of the year. We are actively pursuing the system modernization business where we have observed an increase in opportunities in both the government and commercial marketplace.

 “We continue to pursue merger and acquisitions opportunities.”

About Information Analysis Incorporated

Information Analysis Incorporated (www.infoa.com), headquartered in Fairfax, Virginia, is an information technology services company. The Company is an e-business, web solution provider and software conversion specialist, modernizing legacy systems and extending their reach to the Internet world.

Additional information for investors

This release may contain forward-looking statements regarding the Company's business, customer prospects, or other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties which could cause actual results to vary materially from those expressed in the forward-looking statements. These include the failure to obtain sufficient contracts, and to profitably complete these contracts. Investors should read and understand the risk factors detailed in the Company's 10-K for the fiscal year ended December 31, 2016 and in other filings with the Securities and Exchange Commission.

Information Analysis Incorporated
Condensed Income Statements

	Three months ended March 31,
(in thousands, except per share data; unaudited)	2017	2016
Net revenue:
Professional fees	$1,020	$841
Software sales	462	627
Total revenue	1,482	1,468
Cost of goods sold and services provided:
Cost of professional fees	535	548
Cost of software sales	447	562
Total cost of sales	982	1,110
Gross margin	500	358
Operating expenses:
Selling, general and administrative	534	570
Operating loss	(34)	(212)
Other income	2	2
Loss before income taxes	(32)	(210)
Provision for income taxes	--	--
Net loss	$(32)	$(210)
Net loss per share:
Basic	$(0.00)	$(0.02)
Diluted	$(0.00)	$(0.02)
Shares used in calculating earnings per share:
Basic	11,201,760	11,201,760
Diluted	11,201,760	11,201,760

Information Analysis Incorporated
Balance Sheets

	As of:	As of:
	31-Mar-17	31-Dec-16
(in thousands, unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,763	$1,895
Accounts receivable, net	1,055	1,157
Prepaid expenses	433	664
Notes receivable (current portion)	4	3
Total current assets	3,255	3,719

Fixed assets, net	22	27
Other assets	6	6
Total assets	$3,283	$3,752

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$235	$49
Commissions payable	817	853
Deferred revenue	365	615
Accrued payroll and related liabilities	226	207
Other accrued liabilities	39	396
Total liabilities	1,682	2,120

Common stock, par value $0.01, 30,000,000 shares authorized;
12,844,376 shares issued, 11,201,760 outstanding	128	128
Additional paid-in capital	14,631	14,631
Accumulated deficit	(12,229)	(12,197)
Less treasury stock; 1,642,616 shares at cost	(930)	(930)
Total stockholders' equity	1,601	1,632
Total liabilities and stockholders' equity	$3,283	$3,752